Schmitt Industries 2021 Annual Meeting Q&A

1.   What levers do you have left to pull on the capital allocation side?

Schmitt Chairman and CEO Michael Zapata: When we looked at this investment we anticipated the three phases we discussed, as well as what would be needed to execute along those phases. First was the cash on the balance sheet that we expected to fund Ample Hills through its acquisition and the COVID environment. The second was the Portland real estate that we are monetizing to enable further investment in the Ample Hills foundation and jumpstart growth at Ample Hills 2.0. We believe that capital will enable us to become cash flow positive at Ample Hills. However, we also want to remain flexible to tap further sources of funding to accelerate high-return growth opportunities. Going forward, we are focused on monetizing the remaining Portland real estate and then we may consider an equity offering if conditions make it attractive for our shareholders.

2.   Have you considered delisting to save on public company costs?

Zapata: We have considered delisting in the past, but we believe that being a publicly-traded company has significant benefits for our future direction by providing access to capital markets.

3.   Can you provide any updates on the long-term vision for Schmitt Industries, and how it has evolved over the past year?

Zapata: We continue to view Schmitt as a holding company to invest in undervalued assets or businesses, where we can deploy our turnaround skillset to maximize the potential of those assets or businesses.

4.   Is Schmitt currently open to any other M&A activities, or is the focus completely on Ample Hills?

Zapata: Our approach is to prioritize investments in our existing portfolio of assets that generate high returns on capital and then consider opportunistic M&A that may become available. We are open to opportunities that may present themselves in the future, but we are primarily focused on our existing portfolio at this time.

5.   Will there be a secondary offering forthcoming, or a debt issuance possibly?

Zapata: We have to strengthen the core foundation of our businesses before it would make sense to issue debt. Although we have sufficient cash on hand to support our existing operations, we may consider a future equity offering to accelerate growth or take advantage of attractive M&A opportunities that may become available in the future.

6.   Given the current executive team and the board do not come from the food & beverage industry, would you ever consider bringing a proven industry operator into an executive seat and shifting to more of a strategic/capital allocator role?

Zapata: Over the past year, we’ve added significant leadership experience at Ample Hills by adding executives who have worked at leading global brands including Unilever and Campbell’s Soup, as well as empowered key leaders from Ample Hills 1.0 to preserve and strengthen our brand and its history. We will continue to look for opportunities to add talent that are a good fit for Ample Hills and can help us scale the operation. As for my role, Ample Hills represents the largest growth driver for Schmitt and at this early stage it makes sense for me to stay hands-on to build the foundation for Ample Hills’ future growth. As the Ample Hills 2.0 team and operational foundation strengthens, it could make sense to transition the CEO role. Currently, we are intensely focused on making Ample Hills a success and there is more work to do before we get there.

7.   Are the financial reporting/internal control issues you've had over this past year resolved at this point?

Chief Financial Officer Philip Bosco: We’ve invested significantly in our internal controls and processes to bring the formerly privately-held Ample Hills business to the standards of an SEC-reporting company. We believe this transition is complete, but are continually working to raise and maintain our internal controls at a level commensurate with being a leading company of our size.

8.   What is the expected cadence of store openings from here? Does the sale of real estate give you enough capital to pursue expansion?

Zapata: We expect to open three to four new scoop shop locations next year and believe we have the capital to pursue these expansion plans. As a starting point, we’re excited to announce that we will open our first location in the Upper West Side of Manhattan in the Spring.

9.   How much does it cost to develop one scoop shop? What is the development timeline to build one?

Zapata: There are many variables for the cost of opening a scoop shop, but we expect to invest between $200,000 and $600,000 to open a new scoop shop. Buildouts typically can take between three and six months, but the time frame depends on the location’s existing infrastructure as well as permits, equipment, and a range of other factors.

10.  What percent of factory utilization is dedicated to Ample Hills branded products vs co-packing? What are your expectations for the utilization percent for next year? Do you foresee a point in time where the factory adds a second shift?

Zapata: We expect closer to 75% utilization for 2022 with Ample Hills branded products approaching half of that capacity. We’ve been pleased with our ability to add co-packers over the past year to keep the factory humming. At times during the peak summer months this year, the factory has been running near full capacity. Our Ample Hills branded products are more profitable than co-packing, so as we expand our footprint and sales, we expect to generate higher margins by utilizing more of the factory for our own products. We do have the ability to add a second shift as needed, but aren’t there yet.

11.  How has Schmitt evaluated Ample Hills’ operating results this far? Is management open to pursuing strategic alternatives for the business?

Zapata: When we buy a business like Ample Hills, our primary focus is on turning around operations and enabling them to achieve their maximum potential. We don’t buy businesses with the goal of selling them like a private equity firm. We have a long-term time horizon. We’ll continue to invest and fully support our businesses. However, we have a fiduciary responsibility to maximize shareholder value and we’ll give full and fair consideration if a credible offer were made.

12.  It seems to me all roads to growth lead to Ample Hills, but will require significant capital investment. What’s your best estimate on the capital investment needed to reach self-funded store growth via free cash flow? What’s the strategy for funding expansion in 2022 and beyond?

Zapata: Cash on hand and the monetization of our Portland real estate assets will provide the support for our growth in 2022 and beyond. If conditions are right, we may consider an equity raise to accelerate that growth. As we shared in the business update presentation, our Ample Hills retail expansion is a key driver of future growth.

13.  In a consumer discretionary business like Ample Hills brand integrity really matters. Schmitt Industries took the brand out of bankruptcy and the circumstances surrounding the bankruptcy were difficult for everyone involved. What is your gauge on how the brand held up through bankruptcy & the COVID-19 pandemic in the minds of customers?

Zapata: We’re proud of our willingness to step up during the early days of COVID when others were hesitant to invest. The strength and durability of the brand was an essential component of our decision to buy Ample Hills and invest in its revitalization. We made good on our promise to re-open the business and hire back the Amployees despite the challenging operating environment. The Ample Hills fans have responded by coming back to our scoop shops as we reopened and we’re excited by the warm embrace we’ve received in Long Beach California and our new Prospect Park West location. We’ve continued to innovate and strengthen the brand with our new flavors, social media marketing, and supporting our communities by giving back.

14.  Is the Ample Hills factory itself breakeven at this point with the current co-packing relationships in place? If not, what still needs to happen to reach breakeven?

Zapata: There are many variables involved in reaching break-even. The short answer is that we are close to achieving breakeven on an annual basis, but it’s not a straight line due to seasonal fluctuations. We expect to be close to breakeven for calendar year 2022.

15.  What kind of capex can we expect going forward at the factory level?

Zapata: Since acquiring Ample Hills, we have invested in the factory to improve efficiency and meet the high-standards our fans expect from the brand. We don’t see significant further investments needed for the factory at the moment. Any major capex investments in the factory would be tied to expanded product offerings.

16.  What are the plans for monetization of the legacy businesses?

Zapata: While the past year has been challenging for some aspects of our legacy Portland business, we like their future prospects and don’t currently have any plans to monetize them.

17.  How do you think about ROI on new dollars spent funding losses in the Measurement segment, versus ROI on those same dollars potentially being spent at Ample Hills?

Zapata: We deploy capital to the highest-return opportunities available whether those are opportunities with the Measurements business or the Ample Hills business. We are disciplined in allocating capital where it makes the most sense based on specific projects and plans.

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